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                                                                    EXHIBIT 23.4

         CONSENT OF ARTHUR ANDERSEN LLP, INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-4 of our report dated January 20, 1994 on our audits of the combined financial statements of the General Dynamics Space Systems Group as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993 included in the Martin Marietta Corporation's Form 8-K dated May 13, 1994 and to the references to our firm under the caption "Experts" in the Joint Proxy Statement/Prospectus which is referred to and made part of this Registration Statement.

                                                             ARTHUR ANDERSEN LLP

San Diego, California
February 3, 1995